Exhibit 99.1

The Real Good Food Company Receives Nasdaq Notice Regarding Minimum Bid Price Requirements

Cherry Hill, NJ, April 23, 2024 – The Real Good Food Company, Inc. (NASDAQ: RGF) (“Real Good Foods” or the “Company”), a leading health and wellness frozen and refrigerated foods company, announced that on April 19, 2024, it received two notifications (the “Notifications”) from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company no longer satisfies Nasdaq Listing Rule 5450(a)(1) because the closing bid price of the Company’s common stock was below $1.00 per Share for 30 consecutive business days preceding the date of the Notification, and that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”) with the Securities and Exchange Commission.

Per Listing Rule 5450(a)(1), the Company is provided with a grace period of 180 days, or until October 16, 2024, to meet the minimum bid price requirement under the Nasdaq Listing Rules. If at any time during the 180-day grace period, the closing bid price of the Shares is $1.00 per Share or higher for at least ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance and the matter will be closed. In the event the Company does not regain compliance within the 180-day grace period, pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company may be eligible for an additional 180 calendar day compliance period, provided (i) it meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Global Market (except for the Bid Price Requirement) and (ii) it provides written notice to Nasdaq of its intention to cure this deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company has not regained compliance by the end of the second period granted by Nasdaq, the securities will be subject to delisting, pending an appeal to the Nasdaq Hearing Panel. The Company intends to monitor the closing bid price of its Shares during the grace period and will consider its options in order to regain compliance with Nasdaq’s minimum bid price requirement.

Regarding the notice of non-compliance with Nasdaq Listing Rulle 5250(c)(1), Under Nasdaq rules, the Company now has 60 calendar days (until June 18, 2024) to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Annual Report’s due date, as extended, which 180-day period would end on October 14, 2024, to regain compliance.

These notifications have no immediate effect on the listing of the Company’s securities on Nasdaq. There can be no assurance, however, that the Company will be able to regain compliance with the listing standards discussed above.

About Real Good Food Company

Real Good Foods (NASDAQ: RGF) is a leading health and wellness frozen and refrigerated foods company, providing a better way to enjoy your favorite foods. The Company’s mission is to provide “Real Food You Feel Good About Eating”, making delicious, nutritious foods that are low in sugar, low in carbohydrates and high in protein. The Real Good Foods family of products includes breakfast, lunch, dinner, and snacks – available in over 16,000 stores nationwide with additional direct-to-consumer options.

To learn more, please visit our website at realgoodfoods.com or join us on social media @realgoodfoods – where we maintain some of the largest followings in the frozen food industry today.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding its projected financial results, including net sales, adjusted gross margin, and adjusted EBITDA and its ability to increase production at its new facility, improve profitability and meet its long-term growth objectives. The Company has attempted to identify forward-looking statements by using words such as “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting the Company’s business and industry and are based on information available as of the time such statements are made. Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, it cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause its actual results to materially differ from those expressed or implied by these forward-looking statements are described in documents filed with or furnished to the Securities and Exchange Commission by the Company from time to time.

Investor Relations Contact

Akshay Jagdale

akshay@realgoodfoods.com